Exhibit 99.1

Entravision Communications Corporation Announces

New Credit Facility

SANTA MONICA, CA – December 21, 2012 – Entravision Communications Corporation (NYSE: EVC) today announced that on December 20, 2012 the company entered into a new $50 million credit facility, consisting of a $20 million term loan and a $30 million revolving credit facility. The new credit facility replaces the company’s existing $50 million revolving credit facility.

The company intends to use proceeds from the $20 million term loan to partially fund the company’s previously announced redemption of $40 million of the company’s 8.750% Senior Secured First Lien Notes due 2017. The company intends to use proceeds from any future borrowings under the new revolving credit facility to, among other things, fund its working capital needs and other general corporate purposes.

Additional details of the new credit facility are outlined in the company’s Current Report on Form 8-K dated today, filed with the Securities and Exchange Commission.

About Entravision Communications Corporation

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and digital operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 19 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 49 owned and operated radio stations. Additionally, Entravision has a variety of cross-platform digital content and sales offerings designed to capitalize on the company’s leadership position within the Hispanic broadcasting community. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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Contact:

Mike Smargiassi / Kathleen Hopkins

Brainerd Communicators, Inc.

smarg@braincomm.com / khopkins@braincomm.com

212-986-6667